Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-236254 and No. 333-234754 on Forms S-3, and the incorporation by reference in the Registration Statement 333-233225 on Form S-8 of our report dated March 30, 2020, relating to the consolidated financial statements of Babcock & Wilcox Enterprises, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph related to Babcock & Wilcox Enterprises, Inc.’s ability to continue as a going concern) appearing in this Annual Report on Form 10-K for the year ended December 31, 2019.

/S/ DELOITTE & TOUCHE LLP

Cleveland, Ohio
March 30, 2020